Exhibit 99.1

	1720 North First Street	February 25, 2009
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES
REVENUES AND EARNINGS FOR YEAR-END AND 4TH QUARTER 2008

SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $39.8 million, up 28% or $8.6 million for the 2008 fiscal year. Diluted earnings per share were $1.90, up 27% or $0.40 per share compared to $1.50 for the same period last year.
     Revenue for 2008 was $410.3 million, increasing 12% or $43.2 million over revenue of $367.1 million for 2007. Revenues for 2008 included an additional $42.0 million from rate increases and $4 million in sales to new customers. The net effect of the Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA), that went into effect July 1, 2008, increased revenue by $2.0 million. Sales to existing customers declined $2.2 million while other decreases accounted for $2.6 million.

     Total operating expenses increased 9% or $29.9 million to $352.8 million for the year. Of this amount, water production costs increased 6% or $7.7 million to $146.6 million. Other operations expense increased 10% or $10.1 million to $110.6 million, due primarily to increases in health and welfare plan expense, professional and other outside services costs, and additional water treatment expenses.
     Maintenance expense increased 3% or $0.6 million to $19.0 million. Depreciation increased 11% or $3.8 million to $37.3 million for the full year.
     Net other income decreased $4.6 million for the full year primarily due to no significant property sales during the year and a negative mark to market adjustment of $3.8 million associated with long-term investment assets held by the Company. Net interest expense remained similar to last year at $17.1 million, while income tax increased 16% or $3.4 million to $24.1 million, due to the higher pretax income.
     According to President and Chief Executive Officer Peter C. Nelson, California Water Service Group’s greatest achievements in 2008 were those related to implementing the California Public Utilities Commission’s Water Action Plan. “Receiving recovery of reasonably incurred costs was critical to this year’s results, as was implementing both a WRAM and an MCBA which allows us to promote water efficiency,” Nelson said. “We also made some key acquisitions, made important and necessary infrastructure upgrades, and continue our focus on improving the way we serve our customers.”
Fourth Quarter 2008 Results
     For the fourth quarter 2008, net income was $7.3 million, down 9% or $0.7 million from net income of $8.0 million in the fourth quarter of 2007, and diluted earnings per common share were $0.35, a decrease of 10% from $0.39 per common share for the same period last year.
     Revenue for the fourth quarter increased to $100.1 million, up 17% or $14.2 million for the same period last year. Revenues reflected an additional $13.8 million from rate increases, an increase of $2.3 million in sales to new customers and an additional $0.9 million in revenue from the WRAM and MCBA. These increases were offset by a $1.6 million reduction in sales to existing customers and other decreases of $1.2 million.
     Total operating expenses for the quarter were $88.7 million, an increase of 17% or $12.8 million over operating expenses in the same period last year. Water production costs were up 12% or $3.7 million to $34.4 million, due to increases in production and higher rates charged by wholesalers. Other operations expense increased 22% or $5.5 million to $30.6 million, due mainly to health and welfare plan expenses, increases in professional services, and increased water treatment costs.
     Maintenance expense increased approximately 40% or $1.7 million to $6.1 million, which includes increased expenditures on water mains, reservoirs, and pumping equipment. Depreciation expense increased 14% or $1.2 million to $9.6 million due to increases in utility plant. Taxes other than income increased 18% or $0.6 million to $3.7 million, primarily due to increases in property taxes.
     Net other income decreased $2.1 million from the same period in 2007, primarily due to no property sales in the fourth quarter and a negative mark to market adjustment of $1.6 million associated with long-term investment assets held by the Company.
Regulatory Update for 2008
     In July 2008, the CPUC approved California Water Service Company’s (the Company) 2007 General Rate Case filing, authorizing rate increases of $33.4 million for eight districts, and an additional $13.7 million in 24 districts for General Office expenses. Additionally, the Company requested recovery of increases in “offsettable” expenses, including purchased water, power, and pump taxes, and others were made to recover incremental cost increases and certain capital expenses incurred in the districts in between the three-year General Rate Case cycle.
     Also in 2008, the CPUC approved the Company’s request for a WRAM, which effectively decouples water sales from revenues, as well as a tiered rate structure for most California districts. Having a WRAM effectively removes a major disincentive for the Company to pursue and promote water efficiency and conservation. In the same decision, the CPUC approved an MCBA, which will enable the Company to capture changes in costs resulting from utilizing different sources and volumes of supply. Both mechanisms support principals expressed in the CPUC’s Water Action Plan, which reflects best practices in water utility regulation.
     Pursuant to the CPUC’s Rate Case Plan, the Company will file a General Rate Case in 2009 for all California districts, including general office, with a scheduled effective date of January 1, 2011; if the decision is delayed, the Company will seek interim rates and recovery of lost revenues resulting from any delay. Subsequent General Rate Cases will be filed for all California districts every three years.
2008 Acquisitions
     The most significant growth in 2008 occurred in Hawaii, beginning with HWS Utility Services’ acquisition of multiple water and wastewater operations contracts on the Island of Hawaii. In the second quarter of 2008, Hawaii Water Service Company (Hawaii Water) received approval from the Hawaii Public Utilities Commission (HPUC) to acquire a wastewater system serving approximately 800 customers in the community of Pukalani on the Island of Maui, and in the third quarter, Hawaii Water completed its acquisition of Waikoloa Resort Utilities, Waikoloa Water Company, Inc., and Waikoloa Sanitary Sewer Company, Inc. (collectively known as West Hawaii Utilities), which together provide water utility services to 1,970 customer accounts and wastewater services to 300 customer accounts on the Island of

Hawaii. Finally, in the fourth quarter, Hawaii Water completed its acquisition of a water and wastewater system serving approximately 250 customers in Kukio on the Island of Hawaii.
     Additionally, in California, the Company agreed to acquire Skyline County Water District, a 465-connection system adjacent to Cal Water’s Bear Gulch District, and signed an agreement to purchase the Woodside Mutual Water Company, another adjacent system serving 43 customers.
Other Information
     All stockholders and interested investors are invited to listen to the 2008 fourth quarter and year-end conference call on February 26, 2009 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-866-882-0695 and keying in ID #1322231. A replay of the call will be available from
     11:00 a.m. PST (2:00 p.m. EST) on February 26, 2009 through April 27, 2009, at 1-888-266-2081 ID #1322231. The call, which will be hosted by President and CEO Peter C. Nelson and Vice President and CFO Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-

regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The

Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available online at www.calwatergroup.com.
     Attachments (2).

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	December 31	December 31
(In thousands, except per share data)	2008	2007
ASSETS
Utility plant:
Utility plant	$1,583,079	$1,447,047
Less accumulated depreciation and amortization	(470,712)	(436,851)

Net utility plant	1,112,367	1,010,196

Current assets:
Cash and cash equivalents	13,869	6,734
Receivables
Customers	22,786	18,600
Other	12,071	8,617
Unbilled revenue	13,112	12,911
Materials and supplies at average cost	5,070	4,744
Taxes, prepaid expense, and other assets	12,890	8,369

Total current assets	79,798	59,975

Other assets:
Regulatory assets	201,558	90,908
Goodwill	3,736	—
Other assets	23,913	23,420

Total other assets	229,207	114,328

	$1,421,372	$1,184,499

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	213,922	211,885
Retained earnings	188,820	173,617

Total common stockholders’ equity	402,949	385,709
Preferred stock	—	3,475
Long-term debt, less current maturities	287,498	289,220

Total capitalization	690,447	678,404

Current liabilities:
Current maturities of long-term debt	2,818	2,701
Short-term borrowing	40,000	—
Accounts payable	41,772	36,694
Accrued expenses and other liabilities	38,606	30,258

Total current liabilities	123,196	69,653

Unamortized investment tax credits	2,392	2,467
Deferred income taxes, net	72,344	69,712
Pension and postretirement benefits other than pensions	152,685	39,444
Regulatory and other liabilities	52,361	38,783
Advances for construction	176,163	168,024
Contributions in aid of construction	117,568	118,012
MTBE Settlement	34,216	—
Commitments and contingencies

	$1,421,372	$1,184,499

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	December 31	December 31
	2008	2007
Operating revenue	$100,108	$85,879

Operating expenses:
Water production costs	34,402	30,734
Other operations	30,610	25,149
Maintenance	6,085	4,353
Depreciation and amortization	9,560	8,390
Income taxes	4,381	4,126
Property and other taxes	3,676	3,124

Total operating expenses	88,714	75,876

Net operating income	11,394	10,003

Other income and expenses:
Non-regulated revenue	4,499	3,674
Non-regulated expenses	(5,103)	(3,261)
Gain on sale of non-utility property	—	2,599
Less: income taxes on other income and expenses	258	(1,227)

	(346)	1,785

Interest expense:
Interest Expense	5,186	4,931
Less: capitalized interest	(1,456)	(1,185)

Net interest expense	3,730	3,746

Net income	$7,318	$8,042

Earnings per share
Basic	$0.35	$0.39

Diluted	$0.35	$0.39

Weighted average shares outstanding
Basic	20,719	20,666

Diluted	20,743	20,691

Dividends per share of common stock	$0.2925	$0.2900

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Twelve-Months ended:

	December 31	December 31
	2008	2007
Operating revenue	$410,312	$367,082

Operating expenses:
Water production costs	146,564	138,883
Other operations	110,625	100,572
Maintenance	18,969	18,336
Depreciation and amortization	37,339	33,563
Income taxes	24,507	17,887
Property and other taxes	14,839	13,671

Total operating expenses	352,843	322,912

Net operating income	57,469	44,170

Other income and expenses:
Non-regulated revenue	14,230	13,557
Non-regulated expenses	(15,097)	(9,114)
Gain on sale of non-utility property	7	2,516
Less: income taxes on other income and expenses	376	(2,836)

	(484)	4,123

Interest expense:
Interest Expense	20,591	19,719
Less: capitalized interest	(3,411)	(2,585)

Net interest expense	17,180	17,134

Net income	$39,805	$31,159

Earnings per share
Basic	$1.90	$1.50

Diluted	$1.90	$1.50

Weighted average shares outstanding
Basic	20,710	20,665

Diluted	20,734	20,689

Dividends per share of common stock	$1.1700	$1.1600